Exhibit 99.1

CORPORATE PARTICIPANTS
Lawrence Allen Hilsheimer Greif, Inc. - Executive VP & CFO
Matt Eichmann Greif, Inc. - VP of IR & Corporate Communications
Peter G. Watson Greif, Inc. - President, CEO & Director

CONFERENCE CALL PARTICIPANTS
Adam Jesse Josephson KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
Gabrial Shane Hajde Wells Fargo Securities, LLC, Research Division - Associate Analyst
George Leon Staphos BofA Merrill Lynch, Research Division - MD and Co-Sector Head in Equity Research
Ghansham Panjabi Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst
Justin Laurence Bergner G. Research, LLC - VP
Mark William Wilde BMO Capital Markets Equity Research - Senior Analyst
Roger Neil Spitz BofA Merrill Lynch, Research Division - Director and High Yield Research Analyst
Steven Pierre Chercover D.A. Davidson & Co., Research Division - MD & Senior Research Analyst

PRESENTATION
Operator
Good morning. My name is Tiffany, and I will be your conference operator today. At this time, I would like to welcome everyone to the Greif Acquires Caraustar Industries Conference Call. (Operator Instructions)

Matt Eichmann, you may begin your conference.

Matt Eichmann - Greif, Inc. - VP of IR & Corporate Communications
Thank you, Tiffany, and good morning, everyone.

On the call today are Pete Watson, Greif's President and Chief Executive Officer; and Larry Hilsheimer, Greif's Chief Financial Officer.

This morning, we announced the signing of a definitive agreement to acquire Caraustar Industries and posted slides regarding the transaction to our website. While we don't plan to present these slides on the call today, we will respond to questions about the presentation or transaction after our prepared remarks. If you did not find -- if you did not have the chance to review the presentation yet, it can be found on our website at investor.greif.com.

As a reminder, in accordance with Regulation Fair Disclosure, we encourage you to ask questions regarding issues that you consider material, because we're prohibited from discussing significant nonpublic items with you on an individual basis. Please limit yourself to one question and one follow-up before returning to the queue.

And now, I turn the call over Pete.

Peter G. Watson - Greif, Inc. - President, CEO & Director
Thank you, Matt. I'm happy to be here this morning to discuss our agreement to acquire Caraustar Industries. This is an exciting opportunity for Greif and I couldn't be more pleased to share the news today.

Caraustar is a vertically integrated paper packaging company based in Austell, Georgia, and operates more than 80 facilities throughout the United States. It's a well-established market leader in the production of uncoated recycled paperboard and coated recycled paperboard. They operate one of the largest recovered fiber businesses in the U.S. and have been a longtime supplier to Greif. They're also a leading manufacturer of tube and cores and produce a variety of other products, including protective packaging and folding cartons that serve both industrial and customer end markets.

Caraustar has a long tenured domestic blue-chip customer base and the company shares our vision of providing industry-leading customer service. Caraustar has generated consistent growth in profitability and unlevered free cash flow over the last 5 years. Adding Caraustar to Greif's portfolio enhances our existing margins, improves our free cash flows and strengthens and balances our current portfolio. The step up in Greif's free cash flow generation will allow us to delever quickly.

Exhibit 99.1

The strategic rationale underlying our acquisition of Caraustar is compelling and drives significant value creation. Caraustar immediately enhances Greif's margin and free cash flow upon closing. Caraustar strengthens and balances Greif's existing portfolio and increases our exposure to the U.S. market. And Caraustar offers an excellent cultural fit and operates a business with closed operational adjacency to Greif's existing mill operations.

I'd like to extend my sincere appreciation of the current Greif and new Caraustar colleagues for their work leading up to today's announcement. With that, I'd like to turn it over to Larry Hilsheimer, and he'll walk through the financial terms of the deal.

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Thanks, Pete, and good morning, everyone. Thank you, for joining us on short notice.

Let me start by echoing Pete's initial comments. It's an exciting day for Greif and for Caraustar. As mentioned in the press release, the total acquisition consideration is $1.8 billion. Financing for the transaction has been fully committed by a group of commercial banks providing additional term loans and bridge refinancing to a planned issuance of unsecured notes. We also plan to retire our existing 2019 senior notes in conjunction with the acquisition. We expect the deal to close during the first quarter of calendar 2019 subject to customary closing conditions and regulatory approvals.

Caraustar generated sales of roughly $1.4 billion and EBITDA of $174 million for the last 12 months ended September 30, 2018. However, Caraustar's run rate EBITDA for that period was $220 million and we are paying roughly 6.8x that figure once giving effective -- to anticipated synergies of $45 million.

Run rate merely reflects the trailing 12-month volumes as of September 30, 2018 adjusted for current market pricing and operating costs. We actually see additional upside to the $220 million figure, and I'll discuss our deal assumptions further in a moment.

In addition to the strategic and competitive advantages the transaction brings, the acquisition of Caraustar will be immediately accretive to Greif's revenue, EBITDA, earnings and free cash flow excluding integration cost of roughly $77 million that will be spread out over 3 years. The bulk of onetime costs are related to migrating Caraustar onto a single ERP platform.

We have also included in our estimate a contingency of $13 million for unexpected surprises. Obviously, we will work to avoid use of the contingencies. We have a clear line of sight on cost synergies of at least $45 million over the next 36 months. Roughly 35% of synergies will be achieved by eliminating redundancies. The remainder will come from various procurement, operational, transportation and fiber sourcing opportunities.

In addition to demonstrating a return that well exceeded it's required hurdle rate as prescribed by our risk evaluation framework, we stress tested the combined entities in a variety of economic scenarios, the good, the bad and the ugly, and feel very comfortable with how the business will perform through the cycle.

We've also incorporated a variety of conservative assumptions in our deal model. For example, we assume near zero mill volume growth and tube and core growth over the next several years. We have not factored in the most recent $50 per ton CRB price increase effective December 1, into our future financial projections. And we are being conservative on OCC, which is Caraustar's largest input cost. We assume OCC cost in the Southeast will grow to more than $100 a ton over the next several years, while RISI forecast OCC cost to average roughly $94 a ton. Published prices in the Southeast for December were $85 a ton. These are just a few examples, but hopefully, they provide some indication of our level of conservatism we've employed and the potential upside to our investment analysis.

Greif's robust balance sheet and strong cash flow generation provides us with the financial flexibility to complete the deal. Our leverage ratio for the fiscal year ended 10/31/2018 was roughly 1.6x and will grow to roughly 3.5x following closing. We anticipate being back within our target range of 2 to 2.5x within 36 to 48 months following the transition close. To be clear, this transaction does not alter our overall capital allocation strategy.

We will remain disciplined in our approach to reinvesting in the business and foresee no change to our existing dividend policy. The significant cash flow generation and EBITDA growth Greif will experience as a result of acquiring Caraustar will allow for a meaningful equity accretion from deleveraging over the next several years, while protecting our dividends and enhances Greif's strategic flexibility for capital deployment going forward.

Finally, there are some pro forma financials we've provided in our deck today for your reference. And as you'll see, the acquisition

Exhibit 99.1

of Caraustar meaningfully increases the scale of Greif's probability and cash flows. Based on Greif's fiscal 2018 results and Caraustar's run rate figures as of September 30, 2018, Greif's combined pro forma annual sales will grow by more than 35% while EBITDA expands by more than 40%, keeping in mind the conservative assumptions we've employed.

We are not updating our fiscal 2019 guidance yet, but we'll do so in conjunction with deal closing later this year. We also plan to host an Investor Day in late June, 2019 in New York City to discuss the Greif-Caraustar combination in greater detail. Information about Investor Day will be published in early 2019, and we'd love to see you there.

With that, operator, please open the line for questions.

QUESTIONS AND ANSWERS
Operator
(Operator Instructions) Your first question comes from the line of Gabe Hajde with Wells Fargo Securities.

Gabrial Shane Hajde - Wells Fargo Securities, LLC, Research Division - Associate Analyst
My question, I guess, centers around the recycling operations. Can you talk about that business? I mean, that's something clearly you're not in today. But just in terms of profitability and how that business kind of fits in with the overall organization?

Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes, thanks for the question, Gabe. So they're one of the largest recycling recovered fiber operations in the U.S. They recycled 3.4 million tons. We will integrate that into our current recovered fiber purchases. We think there is good vertical integration, value and security of supply. And also, we believe there is some opportunities in the supply chain optimization of collecting our fiber throughout our existing Greif mill system as well as their existing operations in their mills.

Gabrial Shane Hajde - Wells Fargo Securities, LLC, Research Division - Associate Analyst
Okay. And then I see that -- it seems like they operate it as it's own individual unit. Is that -- can you talk about profitability at all within that segment or...?

Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes. We're not going to break up the segments and profitability. But it will operate as a standalone business inside our Paper Packaging business, Gabe.

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
And Gabe, what I would add to that is, obviously, because OCC is such a integral part of the raw material side of the -- mills side of the business, obviously, if OCC goes down, the profitability obtained on the mills side increases dramatically more than you would lose on the downside on the recovered fiber business.

Operator
Your next question comes from the line of Ghansham Panjabi with Baird.

Ghansham Panjabi - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst
So first off, can you bridge the $174 million LTM number for EBITDA versus the $220 million? Obviously, there is some market condition adjustments according to the press release and your comments. What -- can you just break that out for us?

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Sure. Yes, it's really 2 primary components, Ghansham. It's $67.7 million of run rate that's related to pricing changes. If you just look at the change in URB and CRB, price increases published by RISI over the period of that year and just run rating those at September 30. We then also offset that with increased to current levels, as of 9/30 for transportation cost, because as we all

Exhibit 99.1

know, those went up over the period of the year and also for labor cost increases and some other things that we said were operational cost increases that were not true as of 9/30/18 that were true throughout that year. So, yes, the price piece of '20 are $67.7 million and run rate cost adjustments of $21.6 million.

Ghansham Panjabi - Robert W. Baird & Co. Incorporated, Research Division - Senior Research Analyst
Okay, that's helpful. And then for my second question, I guess, in terms of the cyclicality of the acquired EBITDA stream, in the slide deck, you show utilization rates have gone up for both URB and CRB. That happens to coincide with just the economy getting better over the last couple of years. So as you sort of step back and thought about the entire portfolio pro forma, you have several cyclical end markets that you sell into, but legacy Greif and also the acquired businesses, I guess, what gave you comfort on that 3.5x net-debt-to-EBITDA being the right lever's threshold through a multitude of scenarios?

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes, sure, Ghansham. Thanks for the second question. So two things on that. We like the supply and demand characteristics of this business very much. We spent a lot of time on that. So we feel very comfortable with that. The other thing is, obviously, everybody looks to where we at in the cycle of the economy and what might be in front of us. And clearly, we're not ignorant to that. So as we look through it and recognizing that you have to be a buyer or not when something is up in the market, we analyze this transaction against recessionary scenarios and played it out. And that, for us, is why we say we'll be back to within our 2 to 2.5x in a range to 36 to 48 months, going very comfortable that with the combined businesses we could go through recessionary -- a typical recessionary scenario and still be back in that range.

Operator
Your next session comes from the line of Mark Wilde with BMO Capital Markets.

Mark William Wilde - BMO Capital Markets Equity Research - Senior Analyst
Just sticking with the cyclicality question, any consideration to selling the land in the company that deleverage and derisk from this deal?

Peter G. Watson - Greif, Inc. - President, CEO & Director
Mark, we've talked about often that we view land as a strategic optionality. Given the limited level of leverage that this places us in to do this transaction, we did not consider that necessary at this point in time. Obviously, that always provides us a backstop, but we did not believe it necessary for this transaction.

Mark William Wilde - BMO Capital Markets Equity Research - Senior Analyst
Okay. And then as a follow on, I covered Caraustar for about 15 years as a public company. Both it and Newark, which were 2 of the 3 biggest players in recycled boxboard went bankrupt. And there is a third company right now in recycle which is struggling. So what makes this a good business now?

Peter G. Watson - Greif, Inc. - President, CEO & Director
So Mark, this is Pete. So Caraustar is a much different company than it was in the past. As you know, the leadership team is very capable. They've got excellent people. And I think the biggest change now is the fundamentals of the URB and CRB markets are very favorable and sustainable, we believe, to this cycle. There is a balanced supply and demand, which has caused higher operating rates and there is a much more stable fiber cost based on the global fiber environment with China. And we just believe, long term, that there is great value creation opportunities. And through the cycle, we think it's a very good deal for us and will be very accretive long term to our shareholders.

Mark William Wilde - BMO Capital Markets Equity Research - Senior Analyst
Okay. And then, Pete, is it possible for you to just address the management situation? Because the 2 top guys at Caraustar, Mike Patton and Brian Janki, both came out of Greif. The release hints that there are some lockups there. I wondered if you could just help us with that.

Peter G. Watson - Greif, Inc. - President, CEO & Director

Exhibit 99.1

Yes, so one of the compelling strategic rationale for buying Caraustar was their strong talent and their management team. So referenced Mike, and these are Mike's words, it's not mine. He will help us in the transition, but he has elected to step away and take some time off. And our intention is for the business operators and leaders to remain with the company. And again, we think that's a big part of the strategic rationale for the business.

Operator
(Operator Instructions) Your next question comes from the line of Justin Bergner with Gabelli & Company.

Justin Laurence Bergner - G. Research, LLC - VP
A couple of questions here. First off, how does this acquisition today constrain your ability to make necessary investments in rigid, whether it'd be sort of to increase your position in IBC or other investments?

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes, Justin. Good question. All of our financial models in looking at our return metrics for internal use, we have continued to reflect the investment that we have been talking about publicly and expanding our IBC business and reinvesting in other opportunities in plastics and in our existing paper business. So no cutback in that at all. It also incorporates an increased amount of CapEx spend in the acquired company.

Justin Laurence Bergner - G. Research, LLC - VP
Got it. And so is the CapEx, I mean, it looks like it's close to $45 million, which seems a touch on the high side. Is that going to stay at that level or fade down?

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
You know, we build it in to stay at that as we analyze the deal. But we also anticipate that it has the opportunity to trend down over time.

Operator
Your next question comes from the line of Steve Chercover with Davidson.

Steven Pierre Chercover - D.A. Davidson & Co., Research Division - MD & Senior Research Analyst
So first, I want to talk a little bit about motivation. Is this based on your conviction that recycled paper will remain abundant and relatively cheap for the foreseeable future?

Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes. So, Steve, thanks for the question. So why we did it? Really, when we talked about our growth strategy, it was outlined in 2017. This was part of our aligning our strategy and our focus. And Caraustar was always a target for us from the outset and we've kind of laid out the strategic rationale. We do believe in this part of the paper business, which is URB and CRB as we've stated, I think, the industry dynamics are positive through cycles. There is a very balanced supply and demand scenario, which has created higher operating rates. And I think going forward, we believe there is going to be a more stable, on a lower basis, fiber cost going forward. Now I'll also say, much like our containerboard business, there is volatility and cycles, that I think for many reasons that have been stated in the past, I think that the range of volatility will be less severe than history has shown us for some of the reasons we've talked about, supply and demand and better stability in fiber. So again, this -- we did a scenario through the 10-year cycle, Caraustar and our containerboard and Paper Packaging business continues to have the highest margins in Greif, so we view this as a very positive and exceptional opportunity for us through the cycles.

Steven Pierre Chercover - D.A. Davidson & Co., Research Division - MD & Senior Research Analyst
Okay. And a follow up with respect to furnished. You indicated that OCC is the biggest input cost. Do the Caraustar mills have the ability to use mixed paper?

Exhibit 99.1

Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes, they do.

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes, their input costs are a blend of a lot of different inputs.

Operator
Your next question comes from the line of Roger Spitz with Bank of America.

Roger Neil Spitz - BofA Merrill Lynch, Research Division - Director and High Yield Research Analyst
Regarding the financing, I take it the total amount of financing is perhaps $2.05 billion or $2.1 billion including the 7.75 [notes] and the various cost, if that's correct? And how would that split do you expect between the term loans and the bridge loan, which will be refinanced subsequently with unsecured bonds?

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Our currently anticipated, but we expect to increase our term loan A by about $1.2 billion. We'll take a draw on our revolver of about $200 million roughly, and then issue new notes of about $700 million.

Operator
Your next question comes from the line of George Staphos with Bank of America Merrill Lynch.

George Leon Staphos - BofA Merrill Lynch, Research Division - MD and Co-Sector Head in Equity Research
Hi, everyone. It's the BofA team, I guess, playing Tag Team. I wanted to come back, like Mark to go back to history, we also covered Caraustar way back when. And one thing as we remembered was Caraustar didn't have the most reliable mill system. Now I'm sure much has changed over time. But can you help us understand if that's been the case? What investment do you have to do in the mills, looking at some of the cost curve data, Caraustar doesn't seem to be -- admittedly, it's not our data, it's somebody else's. It doesn't look like it's particularly well positioned on the cost curve. So help us understand the mill system and how much investment you have to make there? And I had a follow on.

Peter G. Watson - Greif, Inc. - President, CEO & Director
No, it's good. Thanks, for the question, George. So I will reference, as I mentioned to Mark's question that the company is very, very different under Mike Patton's leadership and the management team. They've done an exceptional job. And part of that is reinvesting back in their business. We've done a significant amount of operational due diligence. We have a clear view of the current status and capability of their asset base. And we have a plan and we'll work together with the Caraustar team, both on an operational and capital planned for next three years, it's aligned ensuring that we both have reliable and sustainable operational performance. If you look at the third-party, your cost curves on URB and CRB, our view is that it's not uncompetitive to their competitor base. And again, we believe that we'll work with the Caraustar team and continue to invest in those mill assets for the long term.

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes. Okay. So it's...

George Leon Staphos - BofA Merrill Lynch, Research Division - MD and Co-Sector Head in Equity Research
Sorry, Larry, go ahead.

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
I'll just supplement it. We tried to focus on this area. Because it's, one, I think, obviously, anytime you're doing a PE related deal, somebody might have that question. We had our team go through all the mill systems very closely without any knowledge

Exhibit 99.1

of what Caraustar had presented us. They came up with a list of things that they thought needed to be done. We then received from Caraustar their detailed CapEx go-forward projects. And thankfully, everything our teams had identified were already on the plans.

George Leon Staphos - BofA Merrill Lynch, Research Division - MD and Co-Sector Head in Equity Research
Fair enough. The other question I had, again, maybe a little old and more bigger picture. And you kind of mentioned at the outset, when an asset comes up, you need to be prepared to acquire it. And you're taking a longer term view through the cycle. But -- so not getting into the cyclicality and whether this is the peak for a lot of these businesses or not. When I look at the portfolio, I have boxboard, I have folding cartons, I have some consumer packaging, I have tubes and cores. And admittedly, it's all paperboard, it's recycled and certainly Greif knows a lot about that. But how does this ultimately make you a better company? How will you make Caraustar better at what it does? I get the financial metrics, I get the synergies, but what are you going to do to make them a better player? And in turn, what do they do that makes you a more competitive business?

Peter G. Watson - Greif, Inc. - President, CEO & Director
Thanks, George. So we view this as a vertically integrated paper packaging business. And we -- that's where our Paper Packaging business are. We have very good history and we have very good talent that knows the levers to make money in an integrated -- vertically integrated paper system. So all the products are different. The things you have to do to drive value in an integrated system are the same. I think the best practices that we can bring to each other are very favorable and very beneficial. Again, we believe we have a lot of talent in our Paper Packaging business, and we believe that Caraustar has equal talent. So when you bring two talented teams together, we will share and take advantage of best practices. I think the advantage of their fiber -- recovered fiber group will be having to integrate solely into both businesses, and I think their supply chain optimization that's available by servicing our containerboard mills with their recovered fiber and believe that both companies together in the Paper Packaging business becomes a very compelling business. It has good returns over the cycles.

Operator
(Operator Instructions) Your next question comes from the line of Adam Josephson with KeyBanc.

Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
Three questions for me. Just on the Caraustar, the run rate margin of 16%, can you just give me some perspective as to what the company's margin was over the past five years, 10 years? Just give me some historical perspective for the 16% run rate margin that you mentioned in your slide deck?

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
I mean, Adam, it has -- as the supply and demand element of the business have evolved over the period, this moved from a 12% to a 13% to 16% kind of range over that timeframe.

Peter G. Watson - Greif, Inc. - President, CEO & Director
And, Adam, I'll make one comment. I think the distinct difference, if you look at a five years transition from five years ago to today, the current environment, you have a more balanced supply and demand scenario with higher operating rates, which I believe is sustainable through cycles. And I think in the past, you had a much more volatile input cost element and we all have witnessed the last 6 to 8 months that fiber cost supply and demand scenario with China has mitigated and there we always anticipate volatility, but we think that volatility will be lessened and more stable going forward. So we saw the past five years but we're looking more to what we think the environment is today and going forward and try to anticipate cycles from that basis.

Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
I hear you on the recycled fiber piece, Pete, but just on the operating rates, I mean, in all paper markets, when operating rates reach the high 90s, they cannot stay there for very long, particularly when the economies turn worse. I mean, do you have reason to think that if the economy turns worse that URB and CRB operating rates would remain 96%, 97%, 98%? I just don't -- I don't know why that would happen?

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO

Exhibit 99.1

Yes, Adam, maybe I'll let Pete comment in a minute. But I'll go back to, as I said, we pressure tested this running it through typical recessionary cycles. And that provides that extended time to get back into our 2 to 2.5x from -- because we believe, if there's not, then we'll get back in within 36 months. If there is, maybe it takes us another 12.

Peter G. Watson - Greif, Inc. - President, CEO & Director
And Adam, just from context, so the size of the containerboard market in the U.S. versus size of the CRB and URB market in terms of total tons, it's really a different animal. And I think, once again, and we spend a lot of time in due diligence debating this amongst ourselves and with the board and quite frankly with people that we hired on the outside as consultants. And I think you've got a weigh where is the most favorable capital allocation to the size of the market longer term, and we came to the opinion that while there will be cycles, we think that it is a more stable environment and a balanced environment going forward. So that was our view and only history will tell if we're correct or not.

Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
Sure. Thanks, Pete. And just, this deal obviously reduces -- substantially reduces your exposure to your Rigid Industrial Packaging business, which has been the biggest problem for the company over the past year or 2. What exactly does this deal say about your confidence on the future prospects of your largest business?

Peter G. Watson - Greif, Inc. - President, CEO & Director
No, we have a lot of confidence in our Rigid business. And obviously, we have not performed to our expectations, or quite frankly, to our shareholders and investors expectations in that business. There is some reasons why we've talked about it. But the reason why we like this, from a strategic rationale, it really creates much greater balance. So we're going to have two really nice sizable franchises in the Paper Packaging business that becomes more diversified and the Rigid Packaging business that becomes diversified. And we also believe that the greater exposure to the U.S. market also mitigates some of that volatility we see. So again, we have confidence in both businesses. We think long-term those businesses will perform very well, but we do have work as everyone knows in our Rigid Packaging business and have a lot of confidence in our team to make those improvements and changes going forward. So that's really a rationale. It doesn't speak about Rigid, it's more about balancing this portfolio, getting greater exposure to the U.S. and then most importantly, we think drives accretive margins and free cash flow and lever down so we can in turn be more flexible in how we allocate capital in the future.

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes, and I would just supplement that sort of saying the same thing. But while we have pieces and parts of our Rigid's business, that we have self-inflicted wounds, such as in our Brazilian operations, the biggest impacts to our Rigid operations have been the currency impact, which this helps mitigate on an overall basis, and the delay in projects coming on because the provider -- your supplier delays. So if were not for those two items, we wouldn't even be talking about RIPs. so we're actually pretty bullish on our RIPs business.

Operator
Your next question comes from the line of Justin Bergner with Gabelli & Company.

Justin Laurence Bergner - G. Research, LLC - VP
Thanks for my follow-up. A question here, with your increased Paper Packaging business, could you see this business as having sufficient scale to potentially do a public offering for part of the Paper Packaging business down the road?

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
You know, Justin, we haven't thought about that. I wouldn't expect that we would do that, but it's an interesting thing for us to consider. Thanks for mentioning it.

Justin Laurence Bergner - G. Research, LLC - VP
And then, just can you confirm if this was an auction process? Or was this exclusive negotiations?

Exhibit 99.1

Peter G. Watson - Greif, Inc. - President, CEO & Director
No, it was a full-on process held by H.I.G. Capital.

Operator
Your next question comes from the line of Steve Chercover with Davidson.
Steven Pierre Chercover - D.A. Davidson & Co., Research Division - MD & Senior Research Analyst
So first of all, it sounds like $45 million CapEx for Caraustar is more than just a run rate. It could come down. So it's a much less capital intensive business. Can you hazard a guess what the depreciation might be following the step up?

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes, I mean roughly, with the amortization cost and all in, it probably is going to be around $120 million, $130 million roughly.

Steven Pierre Chercover - D.A. Davidson & Co., Research Division - MD & Senior Research Analyst
$120 million, $130 million for Caraustar.

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
I mean, that's roughly an estimate without a lot of allocation processes that will go on through acquisition. But roughly that, Steve.

Steven Pierre Chercover - D.A. Davidson & Co., Research Division - MD & Senior Research Analyst
Yes, I mean, they're not new assets, probably. And then, can you give us a sense of the mix between Consumer and Industrial within Caraustar's business?

Peter G. Watson - Greif, Inc. - President, CEO & Director
So it's less than 15% Consumer. It's predominantly Industrial.

Operator
(Operator Instructions) Your next question comes from the line of Mark Wilde with BMO Capital Markets.

Mark William Wilde - BMO Capital Markets Equity Research - Senior Analyst
Just a follow on. Can you give us some sense of sort of how you think about that growth rate in those downstream businesses that Caraustar is in, the tube and cores, the textile cones, the cartons?

Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes, it is not a compelling growth story, Mark. It's a 1% plus or minus demand growth. Some of the other more -- and its diverse -- I'm talking about tubes and cores, and little more diversified in some of the down streams, but I would characterize this not as a growth story, but as a cash flow accretion story and how we can generate cash and delever quickly, so we can, again, look at opportunities to allocate capital. And I would tell you, their go-to-market strategy is very high-touch, high-service. So first blush I would think that this business has the opportunity to grow slightly higher than the demand because of their go-to-market strategy and their view of being more specialized in highly engineered products and complexity and what they do to serve their customers. But I will know better when we get more engaged down the road.
Mark William Wilde - BMO Capital Markets Equity Research - Senior Analyst
And just one of the thing on the tube and core side. I mean, there is a fairly large player that's in private equity hands right now. I think has a little bit business maybe in the U.S. and a bigger position kind of over in Europe. Is growing that business globally at all, is that interesting to you at some point? Or do you really want to -- that this is a North American-focused business?

Exhibit 99.1

Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes, I think at this point, Mark, we're really happy with acquiring Caraustar. Our focus is how do we transition and integrate and capture the synergies, deliver on the cash flow and margin profile, delever, and then look as we execute on this business other growth options to improve the value in this business. So I think it's way too early to look at that, but our focus is on how do we execute really well with Caraustar and bring them into Greif.

Operator
Your next session comes from the line of George Staphos with Bank of America Merrill Lynch.

George Leon Staphos - BofA Merrill Lynch, Research Division - MD and Co-Sector Head in Equity Research
Just a point of clarification on Slide 12. So you're saying you're at a run rate basis on synergies of $45 million by the end of 36. Should we also assume that the other figures you're reporting, the $15 million and the $25 million, those are also run rate not actualized for the 12 months and 24 months?

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes, when we say by the end of 12 months, we mean that it'd be in a run rate basis at the end of that time. So those would be what we put in place over those periods of time, George.

Operator
Your next question comes from the line of Adam Josephson with KeyBanc.

Adam Jesse Josephson - KeyBanc Capital Markets Inc., Research Division - Director and Senior Equity Research Analyst
Sorry, I got disconnected earlier. Just one question on the company's M&A history. Obviously, you've gone back several years, 2010, 2011, the company made around $500 million worth of acquisitions in flexible that did not pan out well on the company. You had to really spend several years kind of cleaning up as a result. What gives you -- why are you comfortable doing such a big deal? And obviously that was a different management team, but what gives you comfort in levering up and doing this big a deal, considering the company's recent track record with M&A?

Peter G. Watson - Greif, Inc. - President, CEO & Director
That's a really fair question, Adam. So -- but what happened in the past is history. About 6 years ago we were very different company, with a different team and we've learned a lot of lessons from that history and we've talked about that on calls. We talked about that on Investor Day. We've developed a very strong and robust process that's built around that risk framework, and we have a clear capital allocation discipline, and Larry's gone into great detail many times to talk about that process change. And quite frankly, and when we look started this strategic growth process in 2017 and how we followed the principles up to now, we've been very consistent. This is not the first deal we've looked at. We've said no to many. We've lost out on one or two. And so we feel good about the process we employed and the size of this acquisition doesn't necessarily scare us. I think it's more that we follow discipline. It checks all the boxes to what's important to us and how it's strategically aligned, and we have a very clear path to how we plan to integrate this business along with the Caraustar team and discipline to drive those synergies and achieve that $45 million run rate. So I think we learned from the past, but we will rely on our talent in both companies and that robust process to be consistent with how we plan to be successful. And again, we're looking forward to it, and we look to future and today and not necessarily about what happened in the past. It was a totally different team, a different company.

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes, and I'll just supplement to what Pete said. The only -- the way we look at the past is, you might remember me indicating that when we did the deep dive on every one of these acquisitions, we created a list of lessons learned and vowed not to repeat them. We created a checklist that we go through on every transaction we looked at and we take that to heart that we are applying that process diligently. And then the other part is, a major part of this acquisition, it's attractiveness to us is we do know how to operate mill systems. That's a big part of this, and so it gives us a comfort level in doing the deal along with the knowledge that we've assessed at a deep level.

Operator

Exhibit 99.1

Your next question comes from the line of Justin Bergner with Gabelli & Company.

Justin Laurence Bergner - G. Research, LLC - VP
My last question, the response cut off, I don't know if it was just for me or everyone on the phone. I was just asking if there was an auction process and then it cut off.

Peter G. Watson - Greif, Inc. - President, CEO & Director
Yes, Justin. So I'm sorry you didn't hear my response. It was a process on an auction that H.I.G. Capital ran and controlled.

Justin Laurence Bergner - G. Research, LLC - VP
Okay, great. And then the second -- a final follow-up was in terms of the synergies, I think you've alluded to sort of the different parts of the synergies. But can you just confirm that entire $45 million does not relate to running the business better than it was run as part of H.I.G. but these are actually all synergies associated with the bringing your business, the business of Caraustar together with your existing Paper Packaging business?

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes, I mean, Justin, whenever you're combining businesses, obviously, you're looking at the things that you're going to take out in the new combined entity. But we did identified things where we believe will be able to drive some operational improvements alongside that, and some of them were just looking at things they do well, bring them into our business and same on the other side.

Operator
Today's last question comes from the line of Gabe Hajde with Wells Fargo Securities.

Gabrial Shane Hajde - Wells Fargo Securities, LLC, Research Division - Associate Analyst
Larry, a real quick, can you discuss any tax implications if it's an equity or an asset purchase? And if there are any NOLs that you might be able to preserve along the way?

Lawrence Allen Hilsheimer - Greif, Inc. - Executive VP & CFO
Yes, it's a stock transition deal Gabe, there are some tax attributes that will carryforward that will be subject to something called 382 limitations, but we believe that we'll be fully able to utilize them over a period of time.

Operator
I would now like to turn the conference back over to Matt Eichmann for closing remarks.

Matt Eichmann - Greif, Inc. - VP of IR & Corporate Communications
Thank you, Tiffany. We appreciate everyone's participation this morning in our conference call, and we wish you the best and happy holiday season ahead. Thank you.

Operator
This concludes today's conference call. You may now disconnect.